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                                                                       EXHIBIT 3

                 [FORM OF LETTER TO FIRST COASTAL STOCKHOLDERS]




Dear First Coastal Stockholder:

Your Board of Directors is pleased to announce that it adopted a Stockholder Rights Plan (the "Plan") on February 25, 1998 to further protect your rights and investment in First Coastal Corporation (the "Company"). The Stockholder Rights Plan is designed to protect all stockholders of the Company against hostile acquirors who may seek to take advantage of the Company and its stockholders through coercive or unfair tactics aimed at gaining control of the Company without paying all stockholders of the Company a full and fair price. As part of this Plan, a special type of dividend has been declared on the capital stock of the Company in the form of a distribution of rights. The enclosed summary description describes the principal features of the Plan. I urge you to read the summary carefully and keep it with your stock records as it contains important information.

The rights are not intended to prevent a fair and equitable takeover of the Company and will not do so. However, the rights should discourage any effort to acquire the Company in a manner or on terms not approved by the Board of Directors. The rights are designed to deal with the serious problem of a potential acquiror using coercive or unfair tactics to deprive the Company's Board of Directors of any real opportunity to determine the future of the Company and to realize the value of your investment in the Company.

The distribution of rights will not in any way alter the financial strength of the Company or interfere with its business plans. The distribution will not change the way in which you can currently trade the Company's shares and will not be dilutive or affect reported per share results. While the distribution of the rights will not be taxable either to you or to the Company, stockholders may, depending on their individual circumstances, recognize taxable income should the rights become exercisable. As explained in further detail in the enclosed Summary of Rights, the rights will only become exercisable if certain events occur. You do not need to take any current action with respect to your shares.

More than 1,900 publicly-traded companies have adopted stockholder rights plans similar to the one adopted by the Company. The Board is aware that some argue that such plans could deter legitimate acquisition proposals. Your Board, assisted by the Company's investment banking and legal advisors, carefully considered these arguments and concluded that such arguments are speculative and do not justify denying stockholders the protection which the rights afford against abusive
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takeover tactics.  Among other things, the Board considered third party studies which suggested that rights plans do not prevent takeovers, and that companies protected by rights plans received premiums higher than companies without such plans in takeover contests.

Our overriding objective is to preserve and enhance the Company's value for all stockholders. In declaring the rights dividend, your Board of Directors has expressed its confidence in the Company's future and its determination that you be given every opportunity to participate fully in that future.


                              Very truly yours,



                              Gregory T. Caswell
                              President and Chief Executive Officer



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